Exhibit 99.1

Innovative Solutions & Support, Inc.

Announces Special Cash Dividend

EXTON, Pa.--(December 10, 2020)--Innovative Solutions & Support, Inc. (NASDAQ: ISSC) today announced that its Board of Directors has declared a special cash dividend in the amount of $0.50 per share. The dividend will be payable on or about December 30, 2020 to shareholders of record as of the close of business on December 21, 2020.

About Innovative Solutions & Support, Inc.

Headquartered in Exton, Pa., Innovative Solutions & Support, Inc. (www.innovative-ss.com) is a systems integrator that designs and manufactures flight guidance and cockpit display systems for Original Equipment Manufacturers (OEMs) and retrofit applications. The company supplies integrated Flight Management Systems (FMS), AutoThrottle Systems and advanced GPS receivers for precision low carbon footprint navigation.

This release may contain certain statements of a forward-looking nature relating to future events. Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors such as those discussed in filings made by the Company with the SEC, and readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise.